Exhibit 10.18

Employment Contract

(1)	GAN (UK) Limited and

(2)	Giuseppe Gardali

Contents

1	Definitions and interpretation	1

2	Employment	3

3	Commencement and duration	4

4	Duties	5

5	Conflicts of interest	6

6	Place of work and travel	6

7	Hours of work	7

8	Remuneration	7

9	Expenses	7

10	Pension	8

11	Other benefits	8

12	Incapacity	8

13	Holidays	9

14	Other paid leave	9

15	Training	10

16	Confidential information	10

17	Intellectual property	10

18	Data protection, communications and monitoring	12

19	Disciplinary and grievance procedures	12

20	Termination	13

21	Garden leave	15

22	Corporate reconstruction or amalgamation	15

23	Your obligations on termination	15

24	Post-termination obligations	16

25	Appointment of attorney	17

26	Continuation of agreement	18

27	Notices	18

28	Third party rights	18

29	Status of Agreement	18

30	Applicable law and jurisdiction	18

THIS AGREEMENT is made on

PARTIES

(1)	GAN (UK) LIMITED, a company incorporated in England with registered number *** whose registered office is at 30 Stamford Street, London, England, SE1 9LQ (the ‘Company’ or ‘we’); and

(2)	GIUSEPPE GARDALI, of *** (the ‘Employee’ or ‘you’)

THE PARTIES AGREE:

1	Definitions and interpretation

1.1	In this Agreement the following expressions will, unless the context otherwise requires, have the meanings set opposite them:

Agreed Sum	an amount equivalent to the gross value of one year’s Basic Salary as specified in Clause 8 less any sums paid to you by way of notice or payment in lieu of notice.

Award Agreement	an agreement under which an employee has been granted stock options under the 2020 Equity Incentive Plan.

Basic Salary	the meaning given to it in Clause 8.1;

Board	the directors of the Company present at a meeting: (i) of directors of the Company or (ii) of a duly appointed committee of directors of the Company;

Cause

means any of the following conduct by you:

(i) the failure to successfully pass the Company’s background screening, which may include, but is not limited to, criminal and financial background investigations, and verification of prior employment, education, degrees, certifications, training, and other credentials;

(ii) the conviction or admission, including a plea of nolo contendre, of a felony, or the conviction or admission of any other act or omission involving material dishonesty or fraud with respect to the Company or any of its Group Companies;

(iii) the failure to perform material duties of the position held by you, or any other material breach of this Agreement, which breach remains uncured for a period of 10 days after the Company’s written notice to you describing such breach;

(iv) an act of dishonesty, fraud, misappropriation, embezzlement, breach of trust, or intentional misconduct with respect to the Company or any of its Group Companies;

(v) the illegal use or possession of drugs in or on the Company’s premises;

(vi) excessive or irresponsible use of alcohol that has a direct impact on the performance and execution of your duties and responsibilities;

(vii) intentional and wilful misconduct that may subject the Company to criminal or civil liability;

(viii) material or repeated failure to comply with the Company’s policies and procedures;

(ix) failure to cooperate, or timely cooperate, in any investigation by the Company or with any investigation, inquiry, hearings, or similar proceedings by any governmental authority having jurisdiction over the Company or its Group Companies;

(x) being found unsuitable for, or having been denied, a gaming license, or having such license revoked by a gaming regulatory authority in any jurisdiction in which the Company or any of its subsidiaries or affiliates conducts operations;

(xi) wilful or material misrepresentation to the Company; or

(xii) breach of any of the material terms of this Agreement.

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Change-in-Control

means and includes any of the following occurrences:

(i) any Person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock of the Company with respect to which fifty percent (50%) or more of the total number of votes for the election of the Board may be cast;

(ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board;

(iii) the consummation of a sale or other disposition of all or substantially all the assets of the Company; or

(iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities.

A transaction shall not constitute a Change-in-Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

Commencement Date	1 January 2023 (notwithstanding the dates of execution of this Agreement);

Confidential Information	the meaning given to it in Clause 16.1.;

Disability	means disability caused by any physical or mental injury, illness, or incapacity, as a result of which you are unable to effectively perform the essential functions your duties for a continuous period of more than 90 days (whether or not continuous) in any 240-day period, as determined by an independent, legally qualified medical doctor selected by the Company’s health or disability insurer.

Employment	your employment by the Company under this Agreement;

Equity Awards	the equity awarded pursuant to any past Award Agreement;

Garden Leave	any period during which the Company exercises its rights under Clause 21.1;

Good Reason	means, without your written consent: (i) any material reduction in your benefits, unless such reduction is in connection with a general reduction of benefits across the Company or successor company; (ii) any material reduction in your compensation, unless such reduction is in connection with a general reduction of compensation across the Company; or (iii) any failure to pay timely and completely any Basic Salary or Bonus owed to you.

Group Company	any holding company of the Company and any subsidiary of the Company or of any such holding company each from time to time as defined by section 1159 of the Companies Act 2006.

Incapacity	any sickness, accident, injury or other incapacity which renders you incapable of properly performing your duties under this Agreement;

Intellectual Property Rights	the meaning given to it in Clause 17.2;

Invention	the meaning given to it in Clause 17.2;

Notices	the meaning given to it in Clause 29.1;

Person	means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organisation, investment fund, any other business entity and a governmental entity, or any department, agency or political subdivision thereof;

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Staff Handbook	the Company’s Staff Handbook from time to time, a copy of which is available from HR.

Supervisor	such person as the Company may from time to time appoint as your line manager.

Termination Date

if your employment hereunder terminates on account of your death, the date of your death;

if your employment hereunder is terminated on account of your Disability, the date that it is determined that you have a Disability;

if the Company terminates your employment hereunder for Cause, the date the written notice of termination is delivered to you;

if the Company terminates your employment hereunder without Cause, the date specified in the written notice of termination delivered to you; and

if you terminate your employment hereunder with or without Good Reason, the date specified in your written notice of termination delivered to the Company.

Third Party	the meaning given to it in Clause 12.9;

Works	the meaning given to it in Clause 17.2; and

WTR	the Working Time Regulations 1998.

1.2	In this Agreement:

1.2.1	words and expressions defined in the Companies Act 2006, unless the context otherwise requires, have the same meanings when used in this Agreement;

1.2.2	any reference to this Agreement or to any other document include any permitted variation or amendment to this Agreement or such other document;

1.2.3	the use of the singular includes the plural and vice versa and words denoting any gender will include a reference to each other gender;

1.2.4	any reference to a Clause or Schedule is, except where expressly stated to the contrary, reference to the relevant Clause of or Schedule to this Agreement;

1.2.5	Clauses and Schedule headings and the use of bold type are included for ease of reference only and will not affect the construction or interpretation of any provision of this Agreement;

1.2.6	any reference to any statute, statutory instrument, order, regulation or other similar instrument (including any retained European Union order, regulation or instrument) will be construed as including references to any statutory modification, consideration or re-enactment of that provision (whether before or after the date of this Agreement) for the time being in force including all instruments, orders or regulations then in force and made under or deriving validity from it; and

1.2.7	any phrase introduced by the terms ‘include’, ‘including’, ‘in particular’ or any similar expression will be construed as illustrative and will not limit the sense of the words preceding those terms.

2	Employment

2.1	You will be employed by the Company as President, B2B, more details of which are set out in the job description provided to you.

2.2	The Company may from time to time employ or appoint any other person to act jointly with you in carrying out your duties and functions and exercising your powers under this Agreement.

2.3	You represent and warrant that:

2.3.1	you will not, as a consequence of entering into or performing this Agreement, be in breach of any terms binding upon you of any contract, agreement, undertaking, court order or arrangement with, or any obligation to, any third party;

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2.3.2	you are not subject to any restriction which will materially hinder or restrict you from performing any duties which you are or may be required to perform under this Agreement or any other agreements or arrangements made between you and the Company or any Group Company;

2.3.3	you have no unspent criminal convictions and have never been disqualified from acting as a director;

2.3.4	all of the information that you have provided to the Company, and any third party acting on behalf of the Company, prior to the commencement of the Employment is complete, true and up-to-date and you have not deliberately omitted any information relevant to your employment; and

2.3.5	you currently hold a gaming licence in all of the relevant jurisdictions in which the Company and any Group Company currently operates.

2.4	Your employment with the Company in this position is contingent on your ability to qualify for, and to hold, a gaming license in any jurisdiction the Company or any of its Group Companies or affiliates conducts operations or intends to operate.

2.5	You agree to timely cooperate with any and all regulatory requests regarding any licensing or inquiry from applicable government agencies.

2.6	Your employment with the Company in this position is contingent upon, among other factors, you not having your license revoked by a gaming regulatory authority for any reason during the course of employment with the Company.

3	Commencement and duration

3.1	The Employment will commence on the Commencement Date.

3.2	The Employment will continue, subject to the terms of this Agreement, until terminated by either party giving to the other not less than 3months’ notice in writing.

3.3	Your period of continuous employment with the Company will be deemed to have commenced on 1 January 2009.

3.4	The Company reserves the right in its sole and absolute discretion to terminate the Employment with immediate effect at any time by:

3.4.1	making a payment to you in lieu of notice equivalent to Basic Salary (as at the date of termination) only and excluding any payment in respect of holiday entitlement that would have accrued during the period for which the payment in lieu is made for the notice period (or, if notice has already been given, the balance of it) as specified in Clause 3.2 above; and

3.4.2	notifying you orally or in writing:

(a)	that the payment has been made;

(b)	that the Employment is being terminated in exercise of the right under this Clause; and

(c)	when the Employment will, as a result, terminate.

Any payment in lieu of notice paid pursuant to this Clause 3.4 will be paid less tax and national insurance contributions as required by law.

3.5	Rather than exercise its rights in the manner set out in Clause 3.4, the Company may instead at any time elect, in its sole and absolute discretion, to pay the sum described under Clause 3.4.1 in a series of equal instalments, such instalments to be paid during the notice period or, if notice has already been given, the balance of it, with the effect that the Employment will terminate as follows:

3.5.1	the first instalment will be paid to you;

3.5.2	at the same time as or subsequent to the making of that first payment, you will be notified (‘the Notification’):

(a)	that the first instalment payment has been made;

(b)	that the Employment is being terminated in exercise of the rights under this Clause;

(c)	that the Employment has terminated with immediate effect, as at the date and time of the Notification;

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(d)	on what dates the remaining instalment payments will be made; and

(e)	of the total payment that will have been made once all instalments have been paid.

During the period from the Notification until the date the last instalment is paid, you are obliged to seek alternative income (by way of undertaking alternative work). You must advise the Company of the amount of any income earned by you and/or referable to work undertaken by you during that period as soon as is reasonably practicable (irrespective of whether such income has in fact been received). The instalment payments will be reduced by the amount of any such alternative income (irrespective of whether such income is in fact received by you before the end of that period).

3.6	If, at any time after the Company has exercised its right to make a payment under Clause 3.4 or Clause 3.5, the Company reasonably considers that you have committed an act of gross misconduct during your employment with the Company, it will be released from its obligation to make the payment referred to in Clause 3.4 and/or to pay any outstanding instalment(s) under Clause 3.5 and any payment under Clause 3.4 or 3.5 that has already been made to you will be repayable by you to the Company as a debt.

3.7	There is no probationary period applicable to your appointment.

4	Duties

4.1	At all times during the Employment you will:

4.1.1	unless prevented by Incapacity devote the whole of your working time, attention and skill to the carrying out of your duties under this Agreement;

4.1.2	at all times and in all respects and in willing cooperation with others, faithfully and competently perform such duties and exercise such powers, authorities and discretions as are consistent with your position and as may from time to time be vested in, or assigned or delegated to, you by the Chief Executive Officer, provided that the Chief Executive Officer may at any time require you to cease performing and exercising any or all of such duties, powers, authorities or discretions;

4.1.3	use your best endeavours to promote, develop and protect the business, interests, goodwill and reputation of the Company and any Group Companies for which you are required to perform duties;

4.1.4	at all times keep the Chief Executive Officer promptly and fully informed (in writing, if requested) of your conduct of the business or affairs of the Company and any Group Companies for which you are required to perform duties and provide such further information or explanations as the Chief Executive Officer may require;

4.1.5	obey all reasonable and lawful directions from time to time given to you by or under the authority of the Chief Executive Officer, or any designee as appointed by the Chief Executive Officer, and comply with all rules, regulations, policies and procedures of the Company or any Group Company for which you are required to carry out duties; and

4.1.6	without prejudice to the generality of Clause 4.1.4 above, declare to the Chief Executive Officer and Chief Legal Officer via written correspondence any interest that you may have (directly or indirectly) in any existing transaction and any proposed transaction or arrangement with the Company or any Group Company, as soon as practicable and in any event before any such transaction or arrangement is entered into;

4.1.7	not make any public statement or take or omit to take any action which results in (or has a foreseeable risk of resulting in) the disclosure of any price-sensitive information of the Company or any Group Company without prior written approval from the Board;

4.1.8	without prejudice to the generality of Clauses 4.1.3, 4.1.4 and 4.1.6, ensure that the Chief Executive Officer is aware as soon as practicable of:

(a)	any material activity, actual or threatened, which might affect the interests of the Company and/or any Group Company;

(b)	any actual, potential, or maturing business opportunity enjoyed by the Company or any Group Company;

(c)	your own misconduct or the misconduct of any agent, employees, officer, or worker of the Company or any Group Company of which you are, or ought reasonably to be, aware; and

(d)	the intention (whether settled or not) of you or any agent, employee, officer, or worker of the Company or any Group Company who reports directly or indirectly to you to resign from their employment or engagement with the Company or any Group Company and which arises in relation to the business area for which you are responsible;

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4.1.9	use your best endeavours to ensure that the Company and each Group Company complies in all material respects with the rules, procedures, policies and codes of any professional organisation or association of which it is a member.

4.2	You will not without the Company’s prior written consent and subject always to being notified of any relevant limits on your authority:

4.2.1	on behalf of the Company incur any capital expenditure in excess of £200,000 or such other sum as the Company may authorise and notify to you from time to time;

4.2.2	on behalf of the Company enter into any commitment, contract or arrangement otherwise than in the normal course of the Company’s business or outside the scope of your normal duties or of an unusual, onerous or long-term nature or hold yourself out as having authority to do any of them;

4.2.3	during the Employment, make, otherwise than for the benefit of the Company or any Group Company, any notes, memoranda, records, tape recordings, computer programs, photographs, plans, drawings or any other form of record relating to any matter within the scope of the business of the Company or any Group Company or concerning any of the dealings or affairs of the Company or any Group Company.

5	Conflicts of interest

5.1	Without prejudice to Clause 4.1, you will not at any time during the Employment (including any period of Garden Leave), except as a representative or nominee of the Company or any Group Company, without the prior written consent of the Chief Executive Officer (such consent not to be unreasonably withheld):

5.1.1	directly or indirectly, be engaged, concerned or interested in any capacity in any business (which includes any material commitment to a charity or other non-profit-making entity) other than that of the Company and any Group Company for which you are required to perform duties; or

5.1.2	render services of any kind for remuneration to any person, company or other undertaking other than the Company or any Group Company for which you are required to perform duties;

5.1.3	take any steps that are preparatory to competing with the business of the Company or any Group Company in breach of the implied and express terms of this Agreement other than making a bona fide application for new employment;

5.1.4	directly or indirectly procure or obtain or accept for your own benefit (or the benefit of any person other than the Company) any payment, rebate, discount, commission, voucher, gift or other benefit (with the exception of reasonable corporate entertainment) from any third party in respect of any business transacted or proposed to be transacted (whether or not by you) by or on behalf of the Company or any Group Company or its or their clients and will immediately disclose and account to the Company for any such payment or benefit received by you (or by any other person on your behalf or at your instruction).

5.2	Nothing in Clause 5.1 will prohibit you from holding or being interested in by way of bona fide personal investment securities of any company quoted on a recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000) or dealt in or on the Alternative Investment Market of the London Stock Exchange plc provided that such company is not in competition with the business of the Company and/or any Group Company and that any such holding when aggregated with shares or securities beneficially owned by you or any of your connected persons will not exceed 5% of the whole or any class of the issued share capital of that company.

5.3	You confirm that you have disclosed in writing to the Company all circumstances existing at the date of this Agreement which would require the consent of the Chief Executive Officer under Clause 5.1.1, 5.1.2 and 5.1.3 above and all circumstances in respect of which there is, or may be, a conflict of interest between the Company or any Group Company and you or any of your connected persons. You agree to disclose fully to the Company any such circumstances which may arise during the Employment.

6	Place of work and travel

6.1

Your normal place of work is the Company’s registered office, or any other place of business which the Company may reasonably require from time to time. It is likely that you will work for at least some of the term of your employment with the Company from your home address and you agree to do so if instructed.

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6.2	You may be required to travel within the United Kingdom and/or overseas on the business of the Company or any Group Company as required for the proper performance of your duties.

7	Hours of work

7.1	You will work normal office hours of 9.30am to 6.00pm Monday to Friday. Your hours of work are variable and the Company may require you to work such additional or other hours without additional remuneration as the Company may reasonably demand from time to time for the proper performance of your duties.

7.2	It is the Company’s understanding that, in accordance with Regulation 20 of the WTR, your working time is not measured or pre-determined or is determinable by you. Notwithstanding that, to the extent that Regulation 4(1) of the WTR applies to you, you agree in accordance with Regulation 5 of the WTR that the limit of maximum weekly working time set out in Regulation 4(1) of the WTR will not apply to you during the Employment. You acknowledge that you may terminate such opt out at any time by giving the Company not less than three months’ written notice.

8	Remuneration

8.1	The Company will pay you a basic salary at the rate of £245,000 per year or such other rate as may be agreed with you from time to time the Board (‘Basic Salary’).

8.2	Basic Salary (less tax and statutory and other deductions) will be payable by equal monthly instalments in arrears on or about the last working day of each calendar month by automated transfer to an account specified by you and will be deemed to accrue from day to day.

8.3	The Company may in its absolute discretion pay you a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine from time to time (‘Bonus’). The Company further reserves the right to amend from time to time any condition relevant to the Bonus including but not limited to calculation, eligibility, payment timing, payment type, etc. As it relates to the Bonus:

8.3.1	You are eligible for a maximum Bonus amount, if any, equal in value of up to 100% of your Basic Salary actually paid to you for the calendar year you are actively employed with the Company. The Bonus amount is based 50% upon the Company’s performance and 50% upon you meeting performance objectives. The performance objectives are defined by the Supervisor in consultation with you.

8.3.2	Notwithstanding the forgoing, the Bonus may be paid through the issuance of restricted stock subject to the terms of an Award Agreement (as defined in 1.1) in any year at the Company’s sole determination. Any restricted stock issued in lieu of a cash Bonus are immediately vested.

8.3.3	Any bonus payment to you shall be purely discretionary and shall not form part of your contractual remuneration under this agreement. If we make a bonus payment to you, we shall not be obliged to make subsequent bonus payments.

8.4	Notwithstanding clause 8.3, you shall in any event have no right to a bonus or a time-apportioned bonus if:

8.4.1	you have not been employed throughout the whole of the relevant financial year of the Company;

8.4.2	your employment terminates for any reason or you are under notice of termination (whether given by you or by us) at or prior to the date when a bonus might otherwise have been payable; and/or

8.4.3	you have not complied with the terms of this agreement.

8.5	Any bonus payment shall not be pensionable.

8.6	You are eligible to be considered for, but are not guaranteed, an annual grant of equity under an Award Agreement (as defined in 1.1) in an amount established by the Chief Executive Officer and in consultation with the Compensation Committee of the Company’s Board of Directors (the “Board”). Any such equity grant to you shall be purely discretionary and shall not form part of your contractual remuneration under this agreement. If we make an equity grant to you, we shall not be obliged to make subsequent equity grants.

9	Expenses

9.1	The Company will reimburse to you all reasonable expenses wholly, exclusively and properly incurred by you in the performance of your duties under this Agreement (excluding any car parking fines or road traffic offence fines) subject to the Company’s Travel and Expenses Policy from time to time and to the production to the Company of such evidence of expenditure as the Company may require.

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10	Pension

10.1	The Company will comply with the employer pension auto-enrolment duties in respect of the Employee in accordance with Part 1 of the Pensions Act 2008.

10.2	For further information about pension arrangements, please refer to the Staff Handbook or contact your line manager.

11	Other benefits

11.1	In addition to the other benefits set out elsewhere in this Agreement, you may be provided with the following benefits during your employment, subject to any rules applicable to the relevant benefit:

11.1.1	you will be entitled to the Company’s wellness benefit for sports and wellness re-imbursement, in accordance with the Company’s policy relating to this benefit from time to time;

11.1.2	you will be eligible to join the Company’s private medical policy for you and your immediate family members, at your own cost;

11.1.3	you will be eligible to participate in the Company’s medical cash plan with medicash which includes treatment benefit allowances and access to an Employee Assistance Programme offering 24/7 health & stress related helplines;

11.1.4	you will be eligible to receive an annual free eye test, more details of which are set out in our Staff Handbook;

11.1.5	you will be eligible to participate in our Cycle to Work Scheme which is run through Cyclescheme, more details of which are set out in our Staff Handbook;

11.1.6	you will be eligible to participate in our employee referral scheme, more details of which are set out in the Staff Handbook; and

11.1.7	you will be eligible to apply for an annual season ticket loan.

11.2	Further details of the benefits set out in clause 11.1 above are available from HR.

11.3	For the avoidance of doubt, unless otherwise stated the benefits set out in clause 11.1 do not form part of your contract of employment. The Company may replace or withdraw such benefits, or amend the terms of such benefits, at any time on giving reasonable notice to you.

12	Incapacity

12.1	You will, subject to complying with this Agreement and the requirements of Clauses 12.4 and 12.5, be entitled during absence on the grounds of Incapacity to Company sick pay equivalent to your Basic Salary for a period of 10 working days, calculated as the aggregate period of absence in any 52-week period.

12.2	Company sick pay will include any statutory sick pay (SSP) due. For SSP purposes, the qualifying days will be Monday to Friday (inclusive).

12.3	The Company will be entitled to deduct from your sick pay the amount of income or other benefits that you are entitled to claim in consequence of the Incapacity under the national insurance scheme for the time being in force, any scheme for the time being in force of which you are a non-contributing member and any other similar scheme or arrangement (whether or not such benefits are received).

12.4	If you are absent from your duties for any reason, you, or someone on your behalf, must notify the Chief Executive Officer as soon as possible on the first day of absence. The reason for the absence should be given and, where possible, the expected duration of the absence. You must certify your absence in accordance with the Company’s Absence Policy, which is available in the Staff Handbook. You must, if required by the Company, provide the Company with evidence satisfactory to the Company of the Incapacity and, if the Incapacity continues for a period exceeding seven consecutive days, must produce to the Chief Executive Officer a Statement of Fitness for Work (‘fit note’) from your doctor or other healthcare professional as soon as possible after the seventh day of absence and weekly after that. In any event, and even if fit notes have been produced, you must keep the Chief Executive Officer informed on a regular basis of your progress and the date of your expected return to work.

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12.5	The Company may, at any time during the course of the Employment, require you to undergo a medical examination by your medical practitioner or a registered medical practitioner nominated by the Company. The Company will usually also ask you to authorise the medical practitioner, as required by law and/or professional guidance, to disclose to the Company the results of any such examination and/or any medical report, including your prognosis, your likely recovery time and/or fitness to return to work and any recommended treatment, and to discuss these matters with the Company and any Group Company. The Company will pay the reasonable expenses associated with taking these steps. The Company reserves the right to postpone your return to work after a period of absence until the Company has received confirmation from a medical practitioner whom the Company considers appropriate that you are fit to do so. If you do not undergo a medical examination when required to do so and/or agree to authorise disclosure of the above matters to the Company, it is likely that the Company will need to assess the position in light of the other evidence available to the Company (if any). This may have adverse consequences for your continuing employment.

12.6	If, at any time during the Employment, the Company has grounds to believe that you may not be fit to properly carry out your duties under this Agreement, it may suspend you with pay pending further investigation and/or require you to undergo one or more medical examination(s) in accordance with Clause 12.5 above.

12.7	The Company may appoint another person or persons to perform some or all of your duties until you return to work at any time after you have been absent through Incapacity for a consecutive period of 30 working days.

12.8	If you are absent by reason of Incapacity for a period exceeding 130 working days in any period of 52 weeks, the Company may at any time thereafter terminate the Employment by giving not less than 3 months’ notice in writing to you or by making a payment in lieu of that period of notice, in accordance with Clause 3.4, even if that termination may result in you losing existing or prospective benefits.

12.9	In the event that you are incapable of performing your duties under this Agreement by reason of Incapacity caused wholly or partially by any person other than the parties to it (the ‘Third Party’), you must immediately inform the Company of that fact and of any action which you take against the Third Party including details of any claim, compromise, settlement or judgment and such additional information as the Company may request. All payments made to you by the Company under this Clause 12 will, to the extent that compensation is recoverable from the Third Party, constitute loans by the Company to you despite the fact that deductions for income tax and employees’ national insurance contributions may have been made and will be repaid to the Company on request when and to the extent that you recover compensation from the Third Party by action or otherwise.

13	Holidays

13.1	During the Employment you will be entitled to 25 working days’ paid holiday in each holiday year (in addition to bank and other public holidays in England), to be taken at such time or times as are approved by the Chief Executive Officer. The holiday year runs from January to December each year. Your holiday entitlement incorporates your statutory basic and additional annual leave entitlement. You will be deemed to take your statutory basic annual leave entitlement first, then your statutory additional annual leave entitlement, and finally any additional contractual annual leave entitlement.

13.2	The Company may require you to take holidays on particular dates including during any notice period or Garden Leave. You will be given reasonable notice of any such requirement.

13.3	Holiday entitlement will accrue at the rate of 2.08 days per complete month of service. Holiday entitlement in the holiday year in which the Employment commences and the holiday year in which the Employment terminates will be proportionate to your period of service during that holiday year (rounded up to the nearest full day).

13.4	Carrying forward unused holiday will be subject to such policy as the Company adopts from time to time. You will not be paid in lieu of unused holiday entitlement except as set out in Clauses 13.5 or as required by law.

13.5	On termination of the Employment in any circumstances, you will be entitled to pay in lieu of accrued but untaken holiday entitlement in respect of the holiday year in which the Employment terminates. The amount of any payment in lieu will be calculated on the basis of 1/260th of Basic Salary per day.

13.6	You will be required to repay to the Company any salary received for holiday taken in excess of your actual holiday entitlement, calculated on the basis set out in Clause 13.5 above. The Company will be entitled to deduct any amount due to be repaid to it in respect of such excess holiday entitlement from your final payment of Basic Salary and any other sums due to you under this Agreement.

14	Other paid leave

14.1	You are eligible for other paid leave, including maternity leave, adoption leave, paternity leave, parental leave, shared parental leave, compassionate leave, and parental bereavement leave, in accordance with the Company’s current policies, as amended from time to time, subject to your complying with the relevant statutory and other conditions and requirements in order to be entitled to the leave and pay. Copies of our policies are available in the Staff Handbook.

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15	Training

15.1	You must complete Anti Money Laundering (AML) training which will be paid for by the Company. You may also be entitled to take part in various training courses which the Company may provide from time to time in-house. For further details of the courses which might be available, please speak to your line manager or HR.

16	Confidential information

16.1	In this Agreement, Confidential Information means any Company confidential, proprietary, or trade secrets information, including, but not limited to, technical data, know-how, research, product plans and developments, prototypes, products, services, client lists, prospective clients list, client or potential client contact information, proposals, client purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with clients, client research and other needs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, distribution and sales methods and systems, sales and profit figures, financial information, business information, operation information, plans, personnel information, as well as reports and other business information that you learn of, obtains, or that is disclosed to you during the Employment.

16.2	You will not, except in the proper performance of your duties under this Agreement, either during the Employment or at any time after its termination (howsoever caused) use for your own benefit or for the benefit of any other person, company or other undertaking, or directly or indirectly disclose to any person any Confidential Information.

16.3	During the Employment, you will use your best endeavours to prevent the disclosure to third parties of any Confidential Information.

16.4	You undertake that you will not at any time during the Employment nor at any time after its termination (howsoever caused) disclose, publish, or reveal to any representative of the media any incident, conversation, or information concerning any director, employee, agent, or consultant of the Company or any Group Company or any of its or their customers, is obviously private and which comes to your knowledge during the continuance of your employment, unless duly authorised in advance in writing by the Chief Executive Officer so to do.

16.5	The restrictions contained in this Clause 16 will not apply to:

16.5.1	use or disclosure authorised by the Board or the Chief Executive Officer or required by law, a court or tribunal of competent jurisdiction or any competent regulatory statutory body;

16.5.2	any information that, otherwise than through your unauthorised use or disclosure, already is, or comes into, the public domain; and/or

16.5.3	a protected disclosure within the meaning of Part IVA of the Employment Rights Act 1996 and/or a relevant pay disclosure made in compliance with section 77 of the Equality Act 2010.

17	Intellectual property

17.1	You agree to promptly disclose to the Company all Works and all Intellectual Property Rights arising from any Works and/or Inventions provided by you.

17.2	For the purposes of this Agreement:

Intellectual Property Rights	means without limitation any rights in inventions, patents, utility models, copyright, trade marks, trade names, domain names, design rights, designs, service marks, rights in get-up, database rights, know-how, trade secrets, semiconductor topography rights and any other rights of a similar nature, and, in each case: (i) whether or not registered or capable of protection by registration, (ii) including the right to apply to register any of them, (iii) including any applications to protect or register such rights, (iv) including all renewals and extensions of such rights or applications, (i) whether vested, contingent or future, and (vi) wherever existing;

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Invention	means any invention, idea, concept, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any material form: (i) created or provided by you (either alone or jointly with others) in the course of your employment with the Company or (ii) arising out of this Agreement or any duties assigned to you by the Company (or any Group Company) or (iii) arising as a result of your special obligation to further the interests of the Company (or any Group Company), in each case (whether or not during your normal working hours or using Company (or any Group Company) premises or resources; and

Works	means without limitation any and all works of authorship, products, materials, research, processes, systems, programs (including software programs and source code), formulae, component lists, operating and training manuals, databases, instructions, manuals, brochures, catalogues, process descriptions, know-how, data, diagrams, charts, results, reports, information, methodologies, designs, documents, models, prototypes, sketches, drawings, plans, photographs, specifications and studies created or provided by you (either alone or jointly with others) in the course of your employment with the Company or arising from this Agreement or any duties assigned to you by the Company (or any Group Company) (whether or not during your normal working hours or using Company (or any Group Company) premises or resources).

17.3	You acknowledge that, because of the nature of your duties, and the particular responsibilities arising from the nature of your duties, you have, and will have at all times while you are employed by the Company, a special obligation to further the interests of the Company.

17.4	You acknowledge that all Intellectual Property Rights in any Inventions and/or Works, and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law.

17.5	To the extent that legal title in any Intellectual Property Rights in any Inventions and/or Works does not automatically vest in the Company pursuant to clause 17.4, you hereby assign (by way of present and future assignment) with full title guarantee all Intellectual Property Rights in any Inventions and/or Works to the Company (or any Group Company designated by the Company) including (with effect from their creation) all future rights and all materials embodying such rights to the fullest extent permitted by law.

17.6	You irrevocably waive any moral rights in the Works to which you now or may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including the right to be identified, the right of integrity and the right against false attribution, and you agree not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such Works, infringes your moral rights and all similar rights in other jurisdictions that are not capable of being assigned.

17.7	You will at the request of the Company promptly:

17.7.1	supply all information, data, drawings, software or other materials and assistance as may be required to enable the Company (or any Group Company) to fully exploit any Intellectual Property Rights in any Invention and/or Works to its best advantage as determined by the Company in its sole discretion; and

17.7.2	execute all documents and do all things necessary or desirable to vest ownership of Intellectual Property Rights in any Invention and/or Works or otherwise belonging to the Company in the Company (or any Group Company) and/or to apply for registration of Intellectual Property Rights, and to protect and maintain the Intellectual Property Rights, where appropriate throughout the world, and as the Company (or any Group Company) may specify.

17.8	You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to you in respect of your compliance with this Clause 17. This is without prejudice to your rights under the Patents Act 1977.

17.9	You warrant and represent that:

17.9.1	nothing in the Works infringes the Intellectual Property Rights of any third party or any rights of publicity or privacy;

17.9.2	all Works are your original work and have not been copied wholly or substantially from any other source;

17.9.3	you have not disclosed the details of any Invention to any third party other than under an enforceable obligation of confidence on the third party;

17.9.4	nothing in the Works violates any applicable law or regulation;

17.9.5	you have not given and will not give permission to any third party to use the Works, nor any of the Intellectual Property Rights; and

17.9.6	you are unaware of the use by any third party of any Invention or Works or the Intellectual Property Rights.

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17.10	You will indemnify and at all times keep fully and effectually indemnified the Company (and any Group Company) against any and all claims, demands, actions, proceedings, costs, expenses (including legal costs and disbursements), liabilities, losses and damages suffered by the Company and/or any Group Company arising from or incurred by reason of any breach or alleged breach by you of the warranty contained in Clause 17.9.

18	Data protection, communications and monitoring

18.1	The Company will process personal data and special category data (sometimes known as ‘sensitive personal data’) and criminal records data relating to you in accordance with its Privacy Policy available on the Company’s HRIS.

18.2	The Company will request and process personal data and special category data (sometimes known as ‘sensitive personal data’) and criminal records data relating to you for the purpose of completing and submitting gaming license applications for any jurisdiction the Company or any of its Group Companies or affiliates conducts operations or intends to operate. You agree to provide the personal data, special category data, and/or criminal records as you understand your employment with the company is contingent on your ability to qualify and retain a gaming license in any jurisdiction the Company or any of its Group Companies or affiliates conducts operations or intends to operate, as referenced in 2.4 and 2.6.

18.3	The Company may monitor staff in accordance with its policies relating to protecting the business contained in the Staff Handbook.

18.4	You will comply with your obligations under the Company’s Privacy Policy and other relevant policies, including those relating to Protecting the Business and Communication.

18.5	The Company may transfer personal data and sensitive personal data outside the United Kingdom in accordance with the Company’s Privacy Policy.

18.6	You agree and acknowledge that all written, spoken and electronic information held, used or transmitted by or on behalf of the Company, in whatever media, including information and data held on computer systems, hand-held devices, tablets or other portable or electronic devices and telephones and paper records, and information transmitted orally, relating both to the Company’s own business or that of any Group Company or any customers, suppliers and other third parties with whom the Company engages or does business, remains the Company’s property at all times, no matter what format it is in, where it is stored or how it is accessed.

19	Disciplinary and grievance procedures

19.1	Your employment is subject to the Company’s Disciplinary Procedure, which is set out in the Staff Handbook. If you wish to appeal against a disciplinary decision, you may apply in writing to the Chief Executive Officer in accordance with the Company’s Disciplinary Procedure. The Disciplinary Procedure does not form part of this Agreement or otherwise have any contractual effect and may be altered by the Company from time to time.

19.2	If you wish to raise a grievance, you may apply in writing to the Chief Executive Officer in accordance with the Company’s Grievance Procedure, which is set out in the Staff Handbook. This procedure does not form part of this Agreement or otherwise have any contractual effect and may be altered by the Company from time to time.

19.3	The Company may, in its absolute discretion, suspend you from work, for so long as it deems necessary to carry out a proper investigation and to hold any appropriate disciplinary and/or appeal hearings, in order to investigate any claim or allegation which the Company considers could constitute serious misconduct, where relationships have broken down, where the Company has any grounds to consider that the Company’s property or responsibilities to other parties are at risk, and/or where Company considers that your continued presence at the Company’s premises could hinder an investigation.

19.4	During any period of suspension under Clause 19.3:

19.4.1	you will continue to be paid at the rate of pay to which you would be entitled if you were not subject to the suspension and to receive your contractual benefits in the usual way (subject to the terms of the benefit arrangement and this clause);

19.4.2	you must not, without the prior written consent of the Chief Executive Officer, attend your normal place of work or any premises of the Company or any Group Company;

19.4.3	the Company may require that you must not have any contact or communication with any adviser, agent, client, consultant, customer, director, distributor, employee, officer, shareholder, or other business contact of the Company or any Group Company other than purely social contact or make any announcement (whether directly or indirectly) in relation to your employment or otherwise;

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19.4.4	you will carry out alternative duties or special projects, as required by the Company;

19.4.5	you must keep the Company informed of your whereabouts and how you can be contacted during each working day (except during any periods taken as holiday leave);

19.4.6	the Company may appoint another person to carry out your duties in your place;

19.4.7	you may be excluded from any premises of the Company and any Group Company;

19.4.8	you will be entitled only to statutory sick pay during any period of Incapacity;

19.4.9	you will remain an employee of the Company and continue to owe the Company all the duties of employment, including the duty of fidelity and any fiduciary duties (notwithstanding that you may have ceased to be a director or officer of the Company and any Group Company) and you will remain bound by the terms of this Agreement; and

19.4.10	you will not be entitled to become employed by, do work or perform services for any other person or undertaking.

20	Termination

20.1	Notwithstanding the provisions of Clause 3.2, the Company will be entitled to terminate the Employment with immediate effect, by notice in writing, without payment in lieu of notice or compensation if:

20.1.1	you are guilty of any gross misconduct in connection with or affecting the business of the Company or any Group Company for which you are required to perform duties;

20.1.2	you are in material breach or repeatedly fail to comply with the Company’s policies and procedures;

20.1.3	you fail to cooperate, or timely cooperate, in any investigation by the Company or with any investigation, inquiry, hearings, or similar proceedings by any governmental authority having jurisdiction over the Company or any Group Company;

20.1.4	you commit any serious or repeated breach or non-observance of any of the provisions of this Agreement or you refuse or neglect to comply with any reasonable and lawful directions of the Company;

20.1.5	subject to following a disciplinary investigation, you are grossly negligent and/or incompetent in the performance of your duties;

20.1.6	you are guilty of fraud or dishonesty or engage any conduct (not sanctioned in advance by the Chief Executive Officer) which, in the opinion of the Company, has brought or may bring you, the Company or any Group Company into disrepute or has prejudiced or may prejudice, to a material extent, the business or affairs of the Company or any Group Company;

20.1.7	you are convicted of any criminal offence (except for a minor road traffic offence for which a fine or non-custodial penalty is imposed) that, in the reasonable opinion of the Chief Executive Officer, materially affects your ability to perform your duties;

20.1.8	without prejudice to Clause 20.1.7, you are charged or convicted of any offence relating to insider dealing or other dealing in securities;

20.1.9	any of the warranties set out in Clause 2.3 and Clause 17.9 above being found by the Company to be inaccurate, misleading or untrue;

20.1.10	you are unable by reason of Incapacity to perform your duties under this Agreement for an aggregate period of 130 working days in any 52-week period;

20.1.11	you are in breach of the Company’s anti-bribery and corruption policy and related procedures;

20.1.12	you are in breach of the Company’s tax evasion facilitation prevention policy and related procedures;

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20.1.13	you are guilty of a serious breach of any rules issued by the Company from time to time regarding the use of its electronic communication systems;

20.1.14	you do not qualify for, or cease to obtain and/or hold, the necessary gaming licences issued by the relevant gaming regulatory authorities in the jurisdictions which the Company and any Group Company operates, for any reason during the course of employment with the Company, or are subject to any serious disciplinary sanction by, any professional or other body whose consent is required to enable you to carry out all or any of your duties under this Agreement, and/or, which undermines the confidence of the Board in your continued employment with the Company;

20.1.15	you cease to be eligible to work in the United Kingdom;

20.1.16	you demonstrate excessive or irresponsible use of alcohol that has a direct impact to your performance and execution of your duties and responsibilities; and/or

20.1.17	you illegally use or are in possession of drugs in or on the Company’s premises

20.2	The rights of the Company under Clause 20.1 are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach of this Agreement by you as having brought the Agreement to an end. Any delay by the Company in exercising any right to terminate summarily under Clause 20.1 will not constitute a waiver of that right.

20.3	In the event that the Company terminates your employment without Cause and other than under Clause 20.1 (and provided always that there has not been a Change-in-Control as set out in Clause 25) we shall, subject to Clause 20.4 and 20.6 below, pay the Agreed Sum to you in equal monthly instalments on the usual monthly payroll date, less any tax or other statutory deductions which we are obliged to deduct.

20.4	The payment of the Agreed Sum shall be conditional on and in consideration of:

(a)	you complying with the obligations in Clause 23;

(b)	you complying with and continuing to comply with your obligations relating to confidentiality, intellectual property and restrictive covenants as set out in Clauses 16, 17 and 24;

(c)	Clause 24 applying notwithstanding that the Employment may, or without the payment of the Agreed Sum might, otherwise have been repudiated by us; and

(d)	you executing such documents in a form reasonably acceptable to us as we may require, including but not limited to a full waiver of claims in a settlement agreement.

20.5	For the avoidance of doubt, the payment of the Agreed Sum shall not affect your entitlement to any of the following:

(e)	any accrued but unpaid Basic Salary;

(f)	any payment in lieu of accrued but unused holiday; or

(g)	the reimbursement of expenses, provided that all claims for reimbursement are submitted within four weeks after the Termination Date,

in relation, in each case, to the period before the Termination Date.

20.6	In the event that you are offered a new employment, appointment or engagement during the period of payment of the Agreed Sum (i.e. within 12 months after the Termination Date), any unpaid portion of the Agreed Sum shall no longer be due or payable to you. You will notify the Company promptly upon the receipt of any offer of employment or engagement received before the end of the 12 month period referred to above, including the identity of the offeror.

20.7	In the event that the Company terminates your employment without Cause during 2024 (i.e. with your termination date being between 1 January 2024 and 31 December 2024) and other than under Clause 20.1 (and provided always that there has not been a Change-in-Control as set out in Clause 25) we shall, subject to Clause 20.4 and 20.6, increase and extend the period of payment of the Agreed Sum such that the Agreed Sum is equal to 18 months’ Basic Salary paid over 18 months, with the period of time referred to in clause 20.6 also being increased to 18 months. This revised Agreed Sum is still payable to you in equal monthly instalments on the usual monthly payroll date, less any tax or other statutory deductions which we are obliged to deduct. The Chief Executive Officer may in their sole and absolute discretion elect to release you from the extension by submission of written notice to you and the Chief Legal Officer, in which case you would remain entitled to the original Agreed Sum as set out in clause 20.3 (subject always to the remaining terms of this clause 20).

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21	Garden leave

21.1	The Company is under no obligation to vest in or assign to you any powers or duties or to provide any work for you to do and at any time after you or the Company has given notice to terminate the Employment, the Company may in its absolute discretion, by written notice, place you on Garden Leave for all or any part(s) of the remainder of the Employment.

21.2	During any period of Garden Leave:

21.2.1	the Company will be under no obligation to provide any work to you or vest any powers in you and may employ or appoint any other person to carry out your duties and functions and exercise your powers under this Agreement;

21.2.2	the Company may revoke any powers you hold on behalf of the Company and/or any Group Company and may require you to carry out alternative duties or only to perform specific duties and/or to carry our special projects at such locations (including your home) as the Company may require;

21.2.3	the Company will be entitled at any time to announce to employees, customers, suppliers, agents and any other business contacts and to any other third party that you have been given notice of termination or have resigned (as the case may be);

21.2.4	you must not, without the prior written consent of the Chief Executive Officer, attend your normal place of work or any premises of the Company or any Group Company;

21.2.5	you must not have any contact or communication with any adviser, agent, client, consultant, customer, director, distributor, employee, officer, shareholder, supplier or other business contact of the Company or any Group Company or make any announcement (whether directly or indirectly) in relation to the termination of your employment or otherwise;

21.2.6	you must keep the Company informed of your whereabouts and how you can be contacted during each working day (except during any period expressly booked and taken as holiday leave in accordance with the Company’s prevailing holiday policy);

21.2.7	you will remain an employee of the Company and continue to owe the Company all the duties of employment, including the duty of fidelity and any fiduciary duties and you will remain bound by the terms of this Agreement;

21.2.8	you will continue to be paid at the rate to which you would be entitled were you not on garden leave and to receive contractual benefits in the usual way subject to the terms of any benefit scheme;

21.2.9	you will be deemed to have taken all your accrued but unused holiday entitlement and, notwithstanding Clause 13.5, you will not be entitled to any pay in lieu of holiday entitlement on the termination of the Employment;

21.2.10	you will not be entitled to become employed by, do work or perform services for any other person or undertaking; and

21.2.11	you must effect orderly handover of work as required.

22	Corporate reconstruction or amalgamation

22.1	If the Employment is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation, or as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation, and you are offered and refuse employment with any concern or undertaking resulting from such reconstruction or amalgamation (as the case may be), or a subsidiary undertaking of any such concern, undertaking or company, on terms and conditions no less favourable overall to you than the terms and conditions of this Agreement, then you will have no claim in respect of the termination of the Employment.

23	Your obligations on termination

23.1	On the Termination Date, or at the Company’s request at any time after that date, or upon either party giving notice to the other to terminate the Employment in accordance with the terms of this Agreement, or on the Company exercising its right under Clause 21.1 above to place you on Garden Leave, in addition to any other obligations set out elsewhere in this Agreement, you will:

23.1.1	irretrievably delete any information relating to the business of the Company that you have stored on any computer and communication systems, electronic or digital storage or memory device which does not belong to the Company, including (to the extent technically practicable) from such systems and data storage services provided by third parties, and comply with the requirements of the Company’s InfoSec Policy that apply on termination; and

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23.1.2	provide a signed statement to the Company confirming that you have complied fully with your obligations under Clause 23.1.1 and, on request, provide the Company with such reasonable evidence of compliance as may be required and permit a representative of the Company to inspect any relevant electronic or digital storage or memory device in order to confirm your compliance with your obligations under Clause 23.1.1.

23.2	You will on termination of the Employment (however arising), and on request at any time and from time to time, immediately deliver up to the Company or its authorised representative all keys, passes, credit or charge cards, Confidential Information, and other documents, books, records, files, manuals, papers, computer disks, tapes or other software storage media and any other property of the Company or any Group Company of whatsoever nature which is in your possession or under your control and you will not, without the written consent of the Chief Executive Officer, retain any copies.

24	Post-termination obligations

24.1	In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which you have access as a result of your employment, you covenant with the Company that you will not (without the previous consent in writing of the Company) for the period of 12 months immediately after the date of the termination of your employment (or, where the Company exercises its rights under clause 21.1 to require you to remain at home, the last day on which you were required to work), whether as principal or agent, and whether alone or jointly with, or as a director, manager, partner, shareholder, employee or consultant of any other person, directly or indirectly:

24.1.1	carry on, or be engaged, concerned or interested in any business which is similar to and competes with any business with which you were materially concerned during the 12 months before the Termination Date and which is being carried on by the Company or by any Group Company (which includes, but is not limited to, any business engaged in, directly or indirectly, the design, development or exploitation of Internet gaming software or Internet gaming systems) at the Termination Date (or which the Company or and Group Company intends to carry on within the period of 12 months immediately after the Termination Date). Nothing in this Clause 24.1.1 shall prevent you from being engaged in, owning or in any other way having interests in, including as a board member, consultant, etc., in such a capacity that would have no material risk of conscious or subconscious transmission or use of the Company’s Confidential Information;

24.1.2	negotiate with, solicit business from or endeavour to entice away from the Company or any Group Company the business of any person, firm, company or organisation who is and has been a customer, client or agent of or supplier to (or who had regular business dealings with) the Company or with any Group Company during the period of 12 months immediately preceding the Termination Date and with whom you were materially concerned during that period provided that this restriction will be limited to activities by you which will involve offering or providing services similar to those which you will have provided during your employment;

24.1.3	undertake to provide in competition with the Company or any Group Company any service or supply any product similar to those with which you were concerned in the course of your employment during the period of 12 months immediately preceding the Termination Date to or for any person who is or was a customer, client or agent of or supplier to (or who had regular business dealings with) the Company or any other Group Company during the period of 12 months immediately preceding the Termination Date and with whom you were materially concerned during that period;

24.1.4	interfere with, solicit or endeavour to entice away from the Company or any Group Company any employee with whom you personally dealt with to any material extent and who to your knowledge is, and within the period of 12 months immediately preceding the Termination Date had been

(a)	involved directly in the development of Internet gaming software or Internet gaming systems or part; or

(b)	part of the senior management of the Company or any other Group Company; or

(c)	who was privy to confidential information of the Company or Group Company;

24.1.5	negotiate with, solicit business from or endeavour to entice away from the Company or any Group Company the business of any person, firm, company or organisation with whom the Company or any Group Company has had any negotiations or material discussions with a view to doing business with the Company or any Group Company for the supply of goods or services by the Company during the period of 12 months immediately preceding the Termination Date and with which negotiations or material discussions you have been materially involved.

24.2	For the avoidance of doubt, none of the restrictions contained in Clause 24.1 shall prohibit any activities by you which are not in direct or indirect competition with any business being carried on by the Company or any Group Company at the Termination Date.

24.3	Nothing in clause 16 or 17.1 shall preclude you from holding (directly or through nominees) investments listed on the Official List of London Stock Exchange plc or in respect of which dealing takes place in the Alternative Investment Market or any recognised stock exchange as long as you do not hold more than 3 per cent of the issued shares or other securities of any class of any one company.

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24.4	At no time after the Termination Date shall you directly or indirectly represent yourself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company.

24.5	If you apply for or are offered a new employment, appointment or engagement during employment or before the expiry of the 12 month period referred to at Clause 24.1 above, before entering into any related contract you will bring the terms of clause 17. (Restrictions after employment) and clause 18. (Confidential information) to the attention of a third party proposing to directly or indirectly employ, appoint or engage you. You will notify the Company promptly upon the receipt of any offer of employment received during employment or before the expiry of the 12 month period referred to at Clause 24.1 above, including the identity of the offeror.

24.6	You will at the request and cost of the Company enter into direct undertakings with the Company and/or any Group Company which correspond to the restrictions in clause 17.1, or which are less onerous only to the extent necessary (in the opinion of the Company or its legal advisors) to ensure that such undertakings are valid and enforceable.

24.7	You agree that, having regard to all the circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of the Company or of any Group Company and that they do not bear harshly upon you and the parties agree that:

24.7.1	each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

24.7.2	if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restriction shall apply with such deletion as may be necessary to make it valid and enforceable.

24.8	Group Company means any company which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this Agreement the terms subsidiary and holding company shall have the meanings ascribed to them by section 1159 Companies Act 2006 or in any subordinate legislation made under the Companies Act 2006.

25	Change of Control

25.1	Not in limitation of the forgoing, upon a Change-in-Control, you shall be entitled to the additional payments set forth in this clause incremental to any other compensation due to you under this Agreement, subject to you within 30 days of the Termination Date, or as otherwise agreed to by the Company, executing the release of all of your claims against the Company and any Group Company, and any if its or their directors, officers or employees, in any jurisdiction, by way of a settlement agreement in a form that is satisfactory to the Company. The Company is not obligated to make any payments to you under this Clause 25 if you fail to execute and return such release without revocation, provided that the Company must first notify you or your estate of the failure to deliver such general release and to provide you with 10 business days to cure such failure, or in the vent of death, provide your estate with 30 days to cure such failure.

25.2	If a Change-in-Control occurs, the Company shall pay to you a transaction bonus in an amount equal to one hundred percent (100%) of your then-current Basic Salary (the ‘Transaction Bonus’). The Company shall pay you the Transaction Bonus in a lump sum within ten (10) days following the Change-in-Control, less deductions for tax and NICs.

25.3	Notwithstanding anything to the contrary in this Agreement, an Award Agreement, or otherwise, if your employment is terminated by the Company without Cause or by you for Good Reason within three (3) months before or two (2) years after a Change-in-Control occurs, all of your Equity Awards shall accelerate and become fully vested, non-forfeitable, and exercisable, regardless of any limitation with respect to time, performance, vesting, or other restrictions.

25.4	If your employment is terminated by the Company without Cause or by you for Good Reason within three (3) months before or two (2) years after a Change-in-Control occurs, then the Company shall (i) provide to you a cash severance payment in an amount equal to one and one-half (1.5) times the sum of your then-current Basic Salary, payable in a lump sum within ten (10) calendar days of the Termination Date; (ii) a pro rata bonus payment in an amount equal to the Bonus for the year in which the Termination Date occurs multiplied by a fraction the numerator of which is the number of days in the applicable year through the Termination Date and the denominator of which is 365, with such amount payable in a lump sum on the date in which the Company pays bonuses to other employees for the applicable year (the ‘Pro Rata Bonus’). In such an event, and for the avoidance of doubt, you shall not be entitled to payment of the Agreed Sum as set out in Clause 20.

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26	Indemnification

26.1	The Company shall, to the maximum extent permitted by law, indemnify, defend, and you hold harmless from and against claims, losses, damages, liabilities, actions, judgments, court costs, and legal and other expenses arising as a result of your employment with the Company, and for any acts, omissions, and decisions made in good faith while performing services for the Company. To the same extent, the Company will pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees, expenses, disbursements, and costs of judgments, fines and amounts of settlements, actually and necessarily incurred by you in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against you by reason of your service as an officer or agent of the Company. The Company will, upon the Company’s sole option, assume the defense and directly bear all of the expense of any action or proceedings that may arise for which you are entitled to indemnification pursuant to this clause. The Company’s obligations to indemnify and hold you harmless as provided herein shall survive the termination of this Agreement indefinitely.

27	Appointment of attorney

You irrevocably and by way of security appoint any director for the time being of the Company to be your attorney for the purposes of the Powers of Attorney Act 1971, with authority to do all such things and to execute all such documents in your name and on your behalf, as may be necessary to secure that the full benefit and advantage of the rights arising under Clauses 17 (Intellectual property), 23 (your obligations on termination) and 24 (Post-termination obligations) are obtained by the Company (or, where appropriate, any Group Company) and a letter signed by any director or secretary of the Company certifying that any thing or any document has been done or executed within the authority conferred by this clause will be conclusive evidence of it.

28	Continuation of agreement

28.1	The expiration or termination of this Agreement (howsoever caused) will:

28.1.1	not operate to affect such of the provisions of this Agreement which are expressed to operate or have effect after that expiry or termination (including Clauses 16, 17, 23 and 24); and

28.1.2	be without prejudice to any right of action which has accrued to you or the Company at the time of such expiration or termination and to any right of action of you or the Company in respect of any breach of this Agreement by the other party (whether such breach occurs prior to or subsequent to such expiration or termination).

29	Notices

29.1	Any notice, request, demand or other communication to be given under this Agreement (‘Notices’) will be deemed to be duly given by either party if in the English language and:

29.1.1	sent by first class post addressed to the other party at (in the case of a Notice to the Company) its registered office for the time being or (in the case of a Notice to you) your last known address; or

29.1.2	given personally to (in the case of a Notice to the Company) the Chief Executive Officer of the Company or (in the case of a Notice to you) to you; or

29.1.3	sent by email (in the case of a Notice to the Company) to the company email address of the Chief Executive Officer and (in the case of a Notice to you) to your email address as notified in writing to the Chief Executive Officer from time to time.

29.2	Any such Notice will be deemed to have been given, if sent by first class post, 48 hours (or, if sent to or from a place outside the United Kingdom, seven days) after the time of posting and, in proving service, it will be sufficient to prove that the envelope containing such Notice was properly addressed, stamped and put in the post and, if sent by email, 24 hours after sending.

30	Third party rights

No term of this Agreement will be enforceable by a third party in their own right by virtue of section 1(1) of the Contracts (Rights of Third Parties) Act 1999 and for the avoidance of doubt this Agreement may be rescinded or varied (whether in whole or in part) by agreement between you and the Company without the consent of any third party.

31	Status of Agreement

31.1	This Agreement contains the entire agreement between the parties relating to its subject matter and is in substitution for all previous agreements and arrangements (whether written or oral, express or implied) between you and the Company or any Group Company. Any such agreements and arrangements will be deemed to have been terminated by mutual consent as from the Commencement Date.

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31.2	There are no collective agreements in force that directly affect the terms and conditions of the Employment.

31.3	The Company reserves the right to make reasonable changes to any of your terms and conditions of employment. Changes to your terms and conditions of employment will be notified to you in writing before the date upon which they come into force. No other variation to this Agreement, or waiver of any right or obligation under it, will be effective unless made by the parties and evidenced in writing and signed by or on or behalf of the parties and expressed to be such a variation or waiver. In entering into this Agreement neither party has relied on any statement, representation or promise not expressly contained in it, provided that nothing in this Clause 31 will have effect to exclude the liability of either party for fraud or fraudulent misrepresentation.

31.4	The information contained in this Agreement constitutes a written statement of the particulars of the Employment in compliance with section 1 of the Employment Rights Act 1996.

31.5	In the event of one or more of the provisions of this Agreement being invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

31.6	You acknowledge that you have had opportunity to receive legal advice on the terms of this Agreement, including in particular Clauses 16, 17, 21 and 24.

32	Applicable law and jurisdiction

The validity, construction and performance of this Agreement, and any claim, dispute or matter arising under or in connection with it or its enforceability, will be governed by and construed in accordance with the law of England and Wales. Each party irrevocably submits to the jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement.

EXECUTED by the parties on the date above.

SIGNED AS A DEED
by GAN (UK) Limited
acting by
Dermot Smurfit, a director,	/s/ Dermot Smurfit
(Signature)
in the presence of this witness:	Director
(Name)
(Address)(Signature of witness)

SIGNED AS A DEED
by Giuseppe Gardali	/s/ Giuseppe Gardali
(Signature)
in the presence of this witness:
(Name)
(Address)(Signature of witness)

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